Exhibit 99.1
NEWS RELEASE
For more information contact:
FEI Company
Fletcher Chamberlin
Communications Director
(503) 726-7710
fletcher.chamberlin@fei.com

FEI Reports Results for the Third Quarter of 2013
Record Bookings of $251.0 million and Book-to-Bill Ratio of 1.15 to 1
Revenue of $218.5 million, EPS of $0.67

HILLSBORO, Ore., October 29, 2013 - For the third quarter ended September 29, 2013, FEI Company (NASDAQ: FEIC) reported bookings that were the highest for any quarter in the company’s history and a book-to-bill ratio of 1.15 to 1, as well as improved gross margins and strong cash flow from operations.
Revenue of $218.5 million compares to $221.8 million in the third quarter of 2012 and $222.5 million in the second quarter of 2013. Diluted earnings per share were $0.67, compared with $0.71 in the third quarter of 2012 and $0.72 in the second quarter of 2013. Net income for the quarter was $28.6 million, compared with $29.2 million in the third quarter of 2012 and $30.0 million in the second quarter of 2013.
The gross margin in the third quarter was 47.9%, compared with 47.0% in the third quarter of 2012 and 48.0% the second quarter of 2013.
Net bookings in the third quarter were $251.0 million, the highest in any quarter in the company’s history. That compares with net bookings of $223.3 million in the third quarter of 2012 and $237.7 million in the second quarter of 2013. Bookings were $246.4 million before a $4.6 million positive revaluation of the backlog for changes in foreign exchange rates. The backlog at the end of the quarter was $482.0 million, an increase of $32.5 million in the quarter and $57.2 million since the beginning of 2013.
Total cash, investments and restricted cash at the end of the quarter were $508.9 million, an increase of $44.6 million from the end of the second quarter. Cash flow provided by operating activities was positive $48.7 million.
“Bookings again set a quarterly record as our backlog grew to record levels,” commented Don Kania, president and CEO. “Science bookings were particularly strong, up 16% sequentially and 33% compared with last year’s third quarter, and were paced by record Life Sciences orders. Within Industry, Electronics bookings were up sequentially for the third quarter in a row. Revenue and earnings were within our expected ranges. Gross margin of 47.9% was up compared with last year’s third quarter and keeps us on track toward our mid-2015 goal of 50%. Operating cash flow was again very strong. With our record backlog and continued strong bookings, we expect to exit the year with record fourth quarter revenue and earnings.”
Outlook
For the fourth quarter of 2013, revenue is expected to be in the range of $250 million to $260 million, and bookings are expected to be at least $250 million. GAAP earnings per share are expected to be in the range of $0.87 to $0.97. The effective tax rate for the fourth quarter is expected to be approximately 18%.

Investor Conference Call -- 2:00 p.m. Pacific time, Tuesday, October 29, 2013
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-941-6009 (U.S., toll-free) or +1-480-629-9819 (international and toll), with the conference title: FEI Third Quarter Earnings Call, Conference ID 4643663. A telephone replay of the call will be available at 1-800-406-7325 (U.S., toll-free) or 1-303-590-3030 (international and toll) with the passcode: 4643663#. The call can also be accessed via the web by going to FEI's Investor Relations page at http://investor.fei.com/events.cfm., where the webcast will also be archived.
Safe Harbor Statement
This news release contains forward-looking statements that include guidance for revenue, earnings per share and bookings for the fourth quarter of 2013 and future periods and statements regarding our gross margin goals. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding”, “toward”, “plan”, “expect”, “expects”, “are expected”, “is expected”, “will”, “projecting”, “look forward” and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; lower than expected customer orders and potential weakness of the Science and Industry market segments; lower than expected customer orders for recently-introduced new products; potential disruption in manufacturing or unexpected additional costs due to the transition from older to newer products; potential reduced governmental spending due to budget constraints and uncertainty around U.S. or other countries’ sovereign debt; potential disruption in the company’s operations due to organization changes; risks associated with building and shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; cyclical changes in the data storage and semiconductor industries, which are the major components of Industry market segment revenue; continued weakness in the mining industry, which is also a component of Industry market segment revenue; limitations in our manufacturing capacity for certain products; problems in obtaining necessary product components in sufficient volumes on a timely basis from our supply chain; the relative mix of higher-margin and lower-margin products; risks associated with a high percentage of the company’s revenue coming from “turns” business, when the order for a product is placed by the customer in the same quarter as the planned shipment; fluctuations in foreign exchange rates, which can affect margins or the competitive pricing of our products; additional costs related to future merger and acquisition activity; failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate acquisitions successfully; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; potential customer requests to defer planned shipments; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company's products and technology, including new products, to find acceptance with customers; inability to deploy products as expected or delays in shipping products due to technical problems or barriers, especially with regard to recently introduced TEM products; bankruptcy or insolvency of customers or suppliers; changes in tax rate and laws, accounting rules regarding taxes or agreements with tax authorities; the ongoing determination of the effectiveness of foreign exchange hedge transactions; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; changes to or potential additional restructurings and reorganizations not presently anticipated; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; and additional selling, general and administrative or research and development expenses. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.
About FEI
FEI Company (Nasdaq: FEIC) is a leading supplier of scientific instruments for nanoscale applications and solutions in industry and science. With more than 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). Headquartered in Hillsboro, Ore., USA, FEI has over 2,500 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 29, 2013	June 30, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$335,502	$304,070	$266,302
Short-term investments in marketable securities	98,009	93,868	79,532
Short-term restricted cash	15,328	13,697	14,522
Receivables, net	211,980	197,051	211,160
Inventories, net	195,658	187,032	192,540
Deferred tax assets	13,120	11,610	12,245
Other current assets	28,534	31,021	29,332
Total current assets	898,131	838,349	805,633
Non-current investments in marketable securities	24,414	18,422	29,179
Long-term restricted cash	35,668	34,238	27,425
Non-current inventories	64,270	63,185	65,116
Property plant and equipment, net	151,580	140,002	109,872
Intangible assets, net	48,279	48,136	51,499
Goodwill	135,184	129,122	131,320
Deferred tax assets	1,084	1,695	5,092
Other assets, net	9,778	8,668	9,087
TOTAL	$1,368,388	$1,281,817	$1,234,223
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$75,944	$58,707	$54,847
Accrued liabilities	56,812	52,248	59,273
Deferred revenue	86,406	81,959	74,736
Income taxes payable	3,545	1,131	1,343
Accrued restructuring, reorganization and relocation	366	1,054	2,692
Convertible debt	—	—	89,010
Other current liabilities	42,088	28,745	36,902
Total current liabilities	265,161	223,844	318,803
Other liabilities	73,831	74,696	75,517
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 41,757, 41,745 and 38,478 shares issued and outstanding at September 29, 2013, June 30, 2013 and December 31, 2012	626,541	622,257	516,907
Retained earnings	356,703	333,120	284,440
Accumulated other comprehensive income	46,152	27,900	38,556
Total shareholders’ equity	1,029,396	983,277	839,903
TOTAL	$1,368,388	$1,281,817	$1,234,223

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	September 29, 2013	June 30, 2013	September 30, 2012	September 29, 2013	September 30, 2012
NET SALES:
Products	$162,452	$170,337	$172,359	$502,284	$514,347
Service	56,044	52,141	49,426	159,879	146,445
Total net sales	218,496	222,478	221,785	662,163	660,792
COST OF SALES:
Products	79,894	82,680	86,333	247,757	259,664
Service	33,857	32,901	31,296	100,213	94,432
Total cost of sales	113,751	115,581	117,629	347,970	354,096
Gross margin	104,745	106,897	104,156	314,193	306,696
OPERATING EXPENSES:
Research and development	25,397	25,413	23,908	75,619	69,936
Selling, general and administrative	45,346	42,639	41,931	131,509	125,299
Restructuring, reorganization and relocation	—	395	—	1,090	—
Total operating expenses	70,743	68,447	65,839	208,218	195,235
OPERATING INCOME	34,002	38,450	38,317	105,975	111,461
OTHER INCOME (EXPENSE), NET	(661)	(1,452)	(1,712)	(3,618)	(5,030)
INCOME BEFORE TAXES	33,341	36,998	36,605	102,357	106,431
INCOME TAX EXPENSE (BENEFIT)	4,735	7,005	7,447	16,957	21,313
NET INCOME	$28,606	$29,993	$29,158	$85,400	$85,118
BASIC NET INCOME PER SHARE DATA	$0.69	$0.76	$0.76	$2.14	$2.24
DILUTED NET INCOME PER SHARE DATA	0.67	0.72	0.71	2.04	2.08
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	41,750	39,496	38,082	39,928	37,987
Diluted	42,455	42,281	41,771	42,300	41,644

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)			Thirty-Nine Weeks Ended (1)
	September 29, 2013	June 30, 2013	September 30, 2012	September 29, 2013	September 30, 2012
NET SALES:
Products	74.4%	76.6%	77.7%	75.9%	77.8%
Service	25.6	23.4	22.3	24.1	22.2
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%
COST OF SALES:
Products	36.6%	37.2%	38.9%	37.4%	39.3%
Service	15.5	14.8	14.1	15.1	14.3
Total cost of sales	52.1%	52.0%	53.0%	52.6%	53.6%
GROSS MARGIN:
Products	50.8%	51.5%	49.9%	50.7%	49.5%
Service	39.6	36.9	36.7	37.3	35.5
Gross margin	47.9	48.0	47.0	47.4	46.4
OPERATING EXPENSES:
Research and development	11.6%	11.4%	10.8%	11.4%	10.6%
Selling, general and administrative	20.8	19.2	18.9	19.9	19.0
Restructuring, reorganization and relocation	—	0.2	—	0.2	—
Total operating expenses	32.4%	30.8%	29.7%	31.4%	29.5%
OPERATING INCOME	15.6%	17.3%	17.3%	16.0%	16.9%
OTHER INCOME (EXPENSE), NET	(0.3)%	(0.7)%	(0.8)%	(0.5)%	(0.8)%
INCOME BEFORE TAXES	15.3%	16.6%	16.5%	15.5%	16.1%
INCOME TAX EXPENSE (BENEFIT)	2.2%	3.1%	3.4%	2.6%	3.2%
NET INCOME	13.1%	13.5%	13.1%	12.9%	12.9%

(1)	Percentages may not add due to rounding.

FEI Company and Subsidiaries
Supplemental Data Table
(Dollars in millions, except per share amounts)
(Unaudited)

	Q3 Ended September 29, 2013	Q2 Ended June 30, 2013	Q3 Ended September 30, 2012	Thirty-Nine Weeks Ended September 29, 2013	Thirty-Nine Weeks Ended September 30, 2012
Income Statement Highlights
Consolidated sales	$218.5	$222.5	$221.8	$662.2	$660.8
Gross margin	47.9%	48.0%	47.0%	47.4%	46.4%
Stock compensation expense	$4.6	$4.3	$3.4	$13.3	$10.1
Net income	$28.6	$30.0	$29.2	$85.4	$85.1
Diluted net income per share	$0.67	$0.72	$0.71	$2.04	$2.08
Interest expense add back included in the calculation of diluted EPS	$—	$0.3	$0.5	$0.8	$1.4
Sales Highlights
Sales by Market Segment
Industry	$103.6	$103.7	$112.8	$306.4	$341.8
Science	114.9	118.8	109.0	355.8	318.9
Sales by Geography
USA & Canada	$65.2	$61.5	$75.6	$195.4	$220.1
Europe	63.1	70.5	64.4	199.3	174.4
Asia-Pacific and Rest of World	90.2	90.5	81.8	267.5	266.3
Gross Margin by Market Segment
Industry	54.2%	51.9%	52.1%	52.4%	51.3%
Science	42.2	44.7	41.6	43.2	41.2
Bookings and Backlog
Bookings - Total	$251.0	$237.7	$223.3	$719.4	$655.2
Book-to-bill Ratio	1.15	1.07	1.01	1.09	0.99
Backlog - Total	$482.0	$449.5	$425.2	$482.0	$425.2
Backlog - Service	126.2	120.5	94.7	126.2	94.7
Bookings by Market Segment
Industry	$98.8	$106.9	$109.2	$310.2	$319.6
Science	152.2	130.8	114.1	409.2	335.6
Bookings by Geography
USA & Canada	$63.7	$79.2	$63.1	$198.4	$202.8
Europe	81.0	59.1	82.1	204.1	185.1
Asia-Pacific and Rest of World	106.3	99.4	78.1	316.9	267.3
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$508.9	$464.3	$359.8	$508.9	$359.8
Operating cash generated (used)	$48.7	$56.7	$16.2	$140.2	$25.3
Accounts receivable	$212.0	$197.1	$221.8	$212.0	$221.8
Days sales outstanding (DSO)	89	81	91	89	91
Inventory turnover	1.8	1.9	1.8	1.8	1.8
Fixed asset investment	$11.0	$37.5	$4.7	$47.2	$16.3
Depreciation expense	$6.0	$5.6	$5.8	$17.4	$16.3
Working capital	$633.0	$614.5	$438.1	$633.0	$438.1
Headcount (permanent and temporary)	2,609	2,568	2,399	2,609	2,399
Euro average rate	1.325	1.302	1.250	1.316	1.285
Euro ending rate	1.350	1.308	1.293	1.350	1.293
Yen average rate	98.831	98.761	78.559	96.456	96.456
Yen ending rate	98.625	99.025	77.620	98.625	77.620